Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

NORWALK, CT., August 18, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the fourth quarter and the fiscal year ended June 30, 2011.

Sales for the fourth quarter of fiscal year 2011, the three months ended June 30, 2011, were $10,819,000 compared to $9,880,000 for the fourth quarter of fiscal year 2010.  Net income for the quarter was $1,386,000 ($0.16 per share) compared to $1,634,000 ($0.19 per share) for the fourth quarter of fiscal year 2010.

For the fiscal year ended June 30, 2011, sales amounted to $38,858,000 compared to $31,485,000 last fiscal year. Net income for the year amounted to $5,527,000 ($0.65 per share) compared to $4,954,000 ($0.58 per share) last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “I am pleased to report that our sales and net income in fiscal year 2011 increased by 23% and 12%, respectively, over fiscal year 2010.  We have a strong balance sheet at June 30, 2011 including almost $32,000,000 in cash, after completing substantial investing activities during the year, including the acquisition of SeaBotix Inc. and repurchases of our stock. In addition, our Company remains debt free.”

Mr. Soto further commented, “Our marine seismic data acquisition equipment segments operated profitably in the fourth quarter and for fiscal year 2011. Sales and net income for these segments increased by 15% and 21%, respectively, over last year due to improved marine seismic exploration activity. As previously reported, effective January 1, 2011 our Company acquired SeaBotix Inc., a manufacturer and developer of underwater robotic vehicles. SeaBotix reported sales of $2,575,000 and a net loss of $462,000 for the six month period ended June 30, 2011. These results were disappointing, and reflect recent budgetary pressure within local, state and national governmental units that comprise SeaBotix’s major customer groups. SeaBotix’s sales did increase from $895,000 in the third quarter to $1,680,000 in the fourth quarter of fiscal year 2011.”

Mr. Soto continued, “The Company is cautiously optimistic that improved sales and net income for our marine seismic data acquisition equipment segments will continue in fiscal year 2012. This is dependent, however, on sustained global economic growth and minimal long term impact of the Deepwater Horizon incident in the Gulf of Mexico. The Company is also hopeful that the improvement in SeaBotix’s sales in the fourth quarter of fiscal year 2011 will continue into fiscal year 2012. Any such improvement is also dependent on sustained global economic growth, as well as improved budgetary conditions at their major customer groups and acceptance in the marketplace of the new SeaBotix underwater robotic products.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration.  Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of  remotely-operated robotic vehicles systems used for a variety of underwater tasks. The Company’s operating segments include “Seismic Energy Sources,” “Underwater Cables and Connectors,” “Seismic Energy Source Controllers” and “Underwater Robotic Vehicles.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,

	2011	2010	2011	2010
Sales	$10,819,000	$9,880,000	$38,858,000	$31,485,000
Costs and expenses	8,698,000	7,467,000	30,883,000	24,181,000
Income before income taxes	2,121,000	2,413,000	7,975,000	7,304,000
Provision for income taxes	735,000	779,000	2,448,000	2,350,000
Net Income	$1,386,000	$1,634,000	$5,527,000	$4,954,000

Earnings per share diluted	$0.16	$0.19	$0.65	$0.58

Average shares outstanding	8,554,000	8,604,000	8,535,000	8,614,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets

	June 30,
	2011	2010

Assets

Current Assets
Cash and cash equivalents	$31,683,000	$39,468,000

Accounts receivable	7,924,000	6,210,000
Inventories	15,374,000	12,390,000
Other	1,320,000	600,000
	56,301,000	58,668,000
Property and equipment	5,061,000	3,957,000

Goodwill	16,926,000	10,957,000
Other intangible assets	8,898,000	992,000
Other	253,000	247,000

	$87,439,000	$74,821,000

	June 30,
	2011	2010

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$901,000	$631,000
Accrued expenses	6,322,000	1,787,000
Income taxes payable	249,000	448,000

	7,472,000	2,866,000
Deferred Income Taxes	2,602,000	-
Total liabilities	10,074,000	2,866,000

Stockholders’ equity	77,365,000	71,955,000

	$87,439,000	$74,821,000